Exhibit 99.1

Pitney Bowes Announces Second Quarter Results for 2010

STAMFORD, Conn.--(BUSINESS WIRE)--August 3, 2010--Pitney Bowes Inc. (NYSE:PBI) today reported second quarter 2010 results.

Revenue for the quarter was $1.3 billion, a decline of 6 percent compared with the prior year. Adjusted earnings per diluted share from continuing operations for the second quarter was $0.48 compared with $0.55 for the prior year. Adjusted earnings per diluted share reflected the impact of lower revenue as a result of weaker than expected business conditions in the second half of the quarter and a one-time charge of $0.05 primarily to correct rates used to estimate unbilled International Mail Services revenue in prior periods. Earnings per diluted share for the quarter on a Generally Accepted Accounting Principles (GAAP) basis were $0.30 compared with $0.57 per diluted share for the prior year. GAAP earnings per diluted share for the quarter included a $0.15 charge for restructuring costs associated with the company’s Strategic Transformation initiatives and asset impairments; a tax charge of $0.02 related to certain leveraged lease transactions outside the U.S.; a less than $0.01 tax charge primarily associated with out-of-the money stock options that expired during the quarter; and a $0.01 loss associated with discontinued operations.

Free cash flow for the quarter was $157 million, net of $70 million of tax payments. Free cash flow benefited from lower capital expenditures and lower finance receivables. On a GAAP basis, the company generated $118 million in cash from operations. During the quarter the company used $80 million of cash for dividends. Year-to-date, the company has generated $451 million in free cash flow and on a GAAP basis $424 million in cash from operations, which was used primarily to pay dividends and reduce debt.

The company’s results for the quarter are summarized in the table below:

Second Quarter
Adjusted EPS	$0.48
Restructuring and Asset Impairments	($0.15)
Tax Charges	($0.02)
GAAP EPS from Continuing Operations	$0.31
Discontinued Operations	($0.01)
GAAP EPS	$0.30

Commenting on the quarter, Chairman, President and CEO Murray D. Martin said, “We continue to implement a broad range of actions to manage through a prolonged period of global economic weakness. After seeing some early signs of stabilization among our small to mid-sized customer base in the first quarter, we experienced a decline in activity levels in the latter part of the second quarter. Our actions are positioning the company to deliver long-term value to customers and shareholders, despite the near-term impact of weaker demand.”

Martin added, “We continued to generate strong free cash flow in the quarter, and are raising our free cash flow guidance for the year. In addition, our Strategic Transformation program is already generating meaningful results and contributed more than $20 million in net benefits during the quarter. The program is on track to achieve its objectives of improving our processes and reducing our cost of business while allowing us to invest in attractive growth opportunities.”

Business Segment Results

To provide a better perspective on the business, its financial results and trends, the company is now aggregating its business segments into two groups based on the customers it primarily serves: Small and Medium Business (SMB) Solutions and Enterprise Business Solutions. The SMB Solutions group consists of the company’s global Mailing operations. The Enterprise Business Solutions group includes the company’s global Production Mail, Software, Management Services, Mail Services and Marketing Services operations.

SMB Solutions

	2Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$683 million	(6%)	(7%)
EBIT	$196 million	(11%)

Within the SMB Solutions Group:

U.S. Mailing

	2Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$468 million	(8%)	(8%)
EBIT	$167 million	(13%)

Renewed concerns about uncertain business and economic conditions are reflected in an increased number and proportion of U. S. Mailing customers electing to extend their leases for existing equipment. Lease extensions are profitable transactions but generate less sales revenue than new equipment leases. The segment’s revenue was also adversely affected by lower rental and financing revenue from reduced equipment on lease as a result of lower sales in prior periods. Rental and financing revenue is relatively high-margin and the decline in this revenue accounted for the majority of the total year-over-year reduction in EBIT.

In mid-May, the company completed the U.S launch of its new, innovative Connect+ TM communications and mailing system. The global rollout will continue in phases going forward. Connect+ TM is being well received by customers as the industry’s first mailing system with web and application based software architecture and instant online access to numerous mailing, printing and reporting applications.

International Mailing

	2Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$216 million	(1%)	(2%)
EBIT	$30 million	9%

International Mailing revenue declined slightly with very little currency impact during the quarter. Consistent with the pattern in the U.S., customers increasingly opted for lease extensions for existing equipment, especially in the UK and other parts of Europe. Financing and rental revenue declined because of lower equipment sales in prior periods. EBIT margin improved versus the prior year in part due to past and ongoing productivity initiatives which offset the negative margin impact from lower financing revenue.

Enterprise Business Solutions

	2Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$614 million	(6%)	(5%)
EBIT	$50 million	(16%)

The impacts for International Mail Services (IMS), noted earlier, reduced revenue and EBIT for the Enterprise Business Solutions group by $21 million and $16 million, respectively, in the quarter.

Within the Enterprise Business Solutions Group:

Worldwide Production Mail

	2Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$120 million	(7%)	(6%)
EBIT	$ 9 million	(14%)

Revenue growth during the quarter was adversely impacted by the timing of installations of inserting systems and related software. As a result, worldwide Production Mail backlog remained above prior year at the end of the second quarter. Equipment sales revenue was further reduced as customers, particularly in Europe, made fewer capital investments in new equipment and displayed renewed concerns about future business conditions. The EBIT margin for the quarter declined on lower revenue when compared with the prior year.

Software

	2Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$ 81 million	(2%)	(3%)
EBIT	$ 6 million	11%

Revenue declined slightly in the quarter versus the prior year due primarily to the continued transition to annuity-based pricing for some software solutions. Excluding the impacts of this transition, revenue growth would have been slightly positive versus the prior year. The company’s actions to integrate its operations and focus its product offerings have resulted in continued year-over-year improvement in the Software segment EBIT margin. The company plans to continue expansion of its SaaS offerings and recurring revenue streams from term licenses. The company recently formed an alliance with salesforce.com, for example, to deliver software as a service solutions in the salesforce.com ecosystem that will help agents and insurance carriers increase profitability and strengthen customer relationships. During the quarter, the company announced its planned acquisition of Portrait Software plc and expects to complete the transaction in the third quarter. Portrait Software plc will further enhance the company’s analytics and customer communications management capabilities.

Management Services

	2Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$249 million	(6%)	(5%)
EBIT	$ 22 million	37%

As expected, revenue for the quarter declined as a result of account contractions and terminations in the U.S. last year. Revenue also reflected a customer decision, at end of contract, to close some outsourced postal-related facilities that Management Services had previously operated. Outside the U.S., where the company principally provides print and customer communication services to enterprise accounts in Europe, revenue declined on lower volumes. However, EBIT margins improved globally versus the prior year, led by continuing margin improvement in Europe and the U.S. resulting from the company’s focus on more profitable contracts, ongoing productivity initiatives, and a continued transition to a more variable cost structure.

Mail Services

	2Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$126 million	(9%)	(9%)
EBIT	$ 5 million	(75%)

Mail Services continues to process increasing volumes of U.S. domestic presort mail and diversify its mix of mail as it grows Standard Class mail volumes. Overall volume of mail processed increased from both new and existing customers and was driven in part by the company’s unique ability to help mailers benefit from the discounts available when properly utilizing the Intelligent Mail Barcode. Presort-related revenue for the quarter grew and the EBIT margin improved.

As noted earlier, revenue growth and margin were impacted by an adjustment made in the IMS portion of the business. During the quarter, the company made a one-time out of period adjustment primarily to correct the rates used previously to estimate earned but unbilled revenue for the periods 2007 through the first quarter 2010. The aggregate adjustment reduced second quarter revenue and EBIT, but the impact of this adjustment was not material on any individual quarter during these periods.

Marketing Services

	2Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$ 37 million	7%	7%
EBIT	$ 7 million	30%

Revenue improved versus the prior year primarily because of increased vendor advertising revenue for the Movers’ Source kits. EBIT margin improved year-over-year due to ongoing productivity initiatives.

2010 Guidance

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release.

The company is modifying its revenue and earnings guidance as a result of the business trends during the second quarter; the economic and business outlook for the remainder of the year and the one-time adjustment in the second quarter. The global economy and business environment have not stabilized or improved as quickly as the company anticipated when it provided guidance earlier in the year. The company noted deterioration in conditions as the second quarter progressed, particularly among the customers in its SMB segment group. Based on the uncertainty surrounding the current economic outlook, the company now does not expect the business environment to improve as much as it had previously expected in the second half of the year.

Given the continued volatility and uncertainty concerning currency, the company will only provide revenue guidance on a constant currency basis. The company now expects revenue for the year on a constant currency basis in the range of flat to a three percent decline when compared with the prior year. Adjusted EPS from continuing operations for the year is expected to be in the range of $2.10 to $2.30 and GAAP EPS is expected to be in the range of $1.49 to $1.85. GAAP EPS includes tax charges of $.13 per diluted share related to out of the money stock options; certain capital lease transactions outside the U.S. and health care legislation enacted in the beginning of the year. GAAP EPS also includes expected restructuring and asset impairment charges in the range of $.32 to $.48 related to the company’s previously announced Strategic Transformation program.

Based on the strong generation of free cash flow in the first half of the year and the outlook for the remainder of the year, the company is increasing its free cash flow guidance for the year by $50 million. The company now expects to generate free cash flow for 2010 in the range of $700 million to $800 million.

The company’s expected earnings results for 2010 are summarized below.

Full Year 2010
Adjusted EPS	$2.10 to $2.30
Restructuring and Asset Impairments	($0.32 to $0.48)
Tax Charges	($0.13)
GAAP EPS from Continuing Operations	$1.49 to $1.85

Mr. Martin concluded, “Given diminished economic growth expectations globally in the second half of the year, and a more cautious sentiment among our customers, we are reducing our full-year revenue and earnings guidance. However, we are also increasing our free cash flow guidance. We remain confident in and committed to our long-term growth strategies and Strategic Transformation program, and our strong free cash flow gives us significant financial and strategic flexibility.”

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $5.6 billion global leader whose products, services and solutions deliver value within the mailstream and beyond. For more information visit www.pitneybowes.com.

The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and free cash flow results are adjusted to exclude the impact of special items such as transformation initiatives, restructuring charges, tax adjustments, accounting adjustments and write downs of assets. Although these charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for other discretionary uses. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. These items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

EBIT excludes interest payments and taxes, both cash expenses to the company, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT for purposes of measuring the performance of its management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables. Financial results on a constant currency basis exclude the impact of changes in foreign currency exchange rates since the prior period under comparison and are calculated using the average of the rates in effect during that period. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about possible transformation initiatives; restructuring charges; our future revenue and earnings guidance; and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, fluctuations in customer demand; mail volumes; foreign currency exchange rates; the outcome of litigations; and changes in postal regulations, as more fully outlined in the company's 2009 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three and six months ended June 30, 2010 and 2009, and consolidated balance sheets at June 30, 2010 and March 31, 2010 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009 (2)	2010	2009 (2)
Revenue:
Equipment sales	$230,235	$257,196	$470,171	$489,021
Supplies	77,054	81,973	162,331	170,002
Software	86,151	87,380	169,280	167,106
Rentals	150,141	156,151	305,578	324,281
Financing	156,604	174,508	319,379	357,306
Support services	175,298	179,246	355,332	353,593
Business services	421,754	442,008	863,399	896,737

Total revenue	1,297,237	1,378,462	2,645,470	2,758,046

Costs and expenses:
Cost of equipment sales	102,997	120,754	209,399	224,818
Cost of supplies	24,173	21,369	49,538	44,710
Cost of software	19,282	21,570	39,873	41,067
Cost of rentals	34,310	38,013	71,381	73,864
Financing interest expense	21,821	25,438	43,759	49,890
Cost of support services	111,695	120,239	226,301	237,586
Cost of business services	337,652	345,483	668,124	698,527
Selling, general and administrative	426,352	431,088	869,649	881,479
Research and development	38,168	46,622	79,033	93,571
Restructuring charges and asset impairments	48,512	-	69,234	-
Other interest expense	29,204	29,553	56,862	57,304
Interest income	(696)	(933)	(1,458)	(2,485)

Total costs and expenses	1,193,470	1,199,196	2,381,695	2,400,331

Income from continuing operations before income taxes	103,767	179,266	263,775	357,715

Provision for income taxes	35,177	62,535	108,422	134,684

Income from continuing operations	68,590	116,731	155,353	223,031

(Loss)/gain from discontinued operations, net of income tax	(2,666)	5,102	(5,796)	7,725

Net income before attribution of noncontrolling interests	65,924	121,833	149,557	230,756

Less: Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,543	4,571	9,137	9,092

Pitney Bowes Inc. net income	$61,381	$117,262	$140,420	$221,664

Amounts attributable to Pitney Bowes Inc. common
stockholders:
Income from continuing operations	$64,047	$112,160	$146,216	$213,939
(Loss)/gain from discontinued operations	(2,666)	5,102	(5,796)	7,725

Pitney Bowes Inc. net income	$61,381	$117,262	$140,420	$221,664

Basic earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.31	$0.54	$0.70	$1.04
Discontinued operations	(0.01)	0.02	(0.03)	0.04

Net income	$0.30	$0.57	$0.68	$1.07

Diluted earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.31	$0.54	$0.70	$1.03
Discontinued operations	(0.01)	0.02	(0.03)	0.04

Net income	$0.30	$0.57	$0.68	$1.07

Average common and potential common
shares outstanding	208,059,314	207,138,489	207,901,743	207,001,754

(1) The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2) Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	06/30/10	03/31/10
Current assets:
Cash and cash equivalents	$459,451	$476,940
Short-term investments	21,839	19,211
Accounts receivable, less allowances:
06/10 $34,565 3/10 $39,491	710,019	765,438
Finance receivables, less allowances:
06/10 $46,195 3/10 $44,578	1,329,000	1,336,028
Inventories	182,974	162,070
Current income taxes	146,859	82,095
Other current assets and prepayments	99,856	101,014

Total current assets	2,949,998	2,942,796

Property, plant and equipment, net	463,993	488,245
Rental property and equipment, net	322,110	344,363
Long-term finance receivables, less allowances:
06/10 $22,921 3/10 $24,177	1,226,406	1,307,670
Investment in leveraged leases	232,820	242,666
Goodwill	2,211,544	2,254,115
Intangible assets, net	280,829	294,014
Non-current income taxes	107,963	108,023
Other assets	481,404	386,457

Total assets	$8,277,067	$8,368,349

Liabilities, noncontrolling interests and stockholders' deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,661,401	$1,661,467
Current income taxes	139,593	155,871
Notes payable and current portion of long-term obligations	149,082	103,533
Advance billings	465,972	482,849

Total current liabilities	2,416,048	2,403,720

Deferred taxes on income	320,100	331,243
Tax uncertainties and other income tax liabilities	541,332	533,775
Long-term debt	4,233,469	4,215,728
Other non-current liabilities	590,429	610,424

Total liabilities	8,101,378	8,094,890

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' deficit:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	824	841
Common stock, $1 par value	323,338	323,338
Additional paid-in capital	244,662	246,922
Retained earnings	4,280,409	4,294,784
Accumulated other comprehensive loss	(583,181)	(486,083)
Treasury stock, at cost	(4,386,737)	(4,402,717)

Total Pitney Bowes Inc. stockholders' deficit	(120,681)	(22,911)

Total liabilities, noncontrolling interests and stockholders' deficit	$8,277,067	$8,368,349

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
June 30, 2010
(Unaudited)

(Dollars in thousands)	Three Months Ended June 30,
			%
	2010	2009	Change
Revenue

US Mailing	$467,636	$510,324	(8%)
International Mailing	215,814	217,900	(1%)
Small & Medium Business Solutions	683,450	728,224	(6%)

Production Mail	120,395	130,137	(7%)
Software	80,960	82,823	(2%)
Management Services	248,809	263,763	(6%)
Mail Services (3)	126,155	138,598	(9%)
Marketing Services	37,468	34,917	7%
Enterprise Business Solutions	613,787	650,238	(6%)

Total revenue	$1,297,237	$1,378,462	(6%)

EBIT (1)

US Mailing	$166,913	$192,538	(13%)
International Mailing	29,557	27,069	9%
Small & Medium Business Solutions	196,470	219,607	(11%)

Production Mail	8,954	10,413	(14%)
Software	5,808	5,219	11%
Management Services	22,181	16,140	37%
Mail Services (3)	5,354	21,723	(75%)
Marketing Services	7,337	5,653	30%
Enterprise Business Solutions	49,634	59,148	(16%)

Total EBIT	$246,104	$278,755	(12%)

Unallocated amounts:
Interest, net (2)	(50,329)	(54,058)
Corporate expense	(43,496)	(45,431)
Restructuring charges and asset impairments	(48,512)	-

Income from continuing operations before income taxes	$103,767	$179,266

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.
(3)

The Mail Services segment includes a one-time out of period adjustment to correct rates used previously to estimate earned but unbilled revenue for the periods 2007 through first quarter 2010. The aggregate adjustment for this period reduced second quarter revenue and EBIT by approximately $21 million and $16 million respectively, but the impact of this adjustment was not material on any individual quarter or year during these periods and is not material to anticipated 2010 results.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
June 30, 2010
(Unaudited)

(Dollars in thousands)	Six Months Ended June 30,
			%
	2010	2009	Change
Revenue

US Mailing	$944,677	$1,026,341	(8%)
International Mailing	451,117	455,212	(1%)
Small & Medium Business Solutions	1,395,794	1,481,553	(6%)

Production Mail	245,171	239,566	2%
Software	160,333	158,198	1%
Management Services	503,425	530,265	(5%)
Mail Services (3)	271,257	279,849	(3%)
Marketing Services	69,490	68,615	1%
Enterprise Business Solutions	1,249,676	1,276,493	(2%)

Total revenue	$2,645,470	$2,758,046	(4%)

EBIT (1)

US Mailing	$338,050	$383,166	(12%)
International Mailing	66,538	58,008	15%
Small & Medium Business Solutions	404,588	441,174	(8%)

Production Mail	19,868	15,480	28%
Software	10,140	7,823	30%
Management Services	42,273	29,777	42%
Mail Services (3)	29,674	40,298	(26%)
Marketing Services	11,859	9,875	20%
Enterprise Business Solutions	113,814	103,253	10%

Total EBIT	$518,402	$544,427	(5%)

Unallocated amounts:
Interest, net (2)	(99,163)	(104,709)
Corporate expense	(86,230)	(82,003)
Restructuring charges and asset impairments	(69,234)	-

Income from continuing operations before income taxes	$263,775	$357,715

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.
(3)

The Mail Services segment includes a one-time out of period adjustment to correct rates used previously to estimate earned but unbilled revenue for the periods 2007 through first quarter 2010. The aggregate adjustment for this period reduced second quarter revenue and EBIT by approximately $21 million and $16 million respectively, but the impact of this adjustment was not material on any individual quarter or year during these periods and is not material to anticipated 2010 results.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

GAAP income from continuing operations
after income taxes, as reported	$64,047	$112,160	$146,216	$213,939
Restructuring charges and asset impairments	31,870	-	45,397	-
Tax adjustments	3,800	869	21,490	11,988
Income from continuing operations
after income taxes, as adjusted	$99,717	$113,029	$213,103	$225,927

GAAP diluted earnings per share from
continuing operations, as reported	$0.31	$0.54	$0.70	$1.03
Restructuring charges and asset impairments	0.15	-	0.22	-
Tax adjustments	0.02	0.00	0.10	0.06
Diluted earnings per share from continuing
operations, as adjusted	$0.48	$0.55	$1.03	$1.09

GAAP net cash provided by operating activities,
as reported	$117,654	$206,916	$423,802	$483,387
Capital expenditures	(30,272)	(42,414)	(58,639)	(90,190)
Restructuring payments and discontinued operations	39,035	16,409	66,755	49,110
Reserve account deposits	30,688	23,207	19,467	1,532

Free cash flow, as adjusted	$157,105	$204,118	$451,385	$443,839

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Pitney Bowes Inc.
Editorial:
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial:
Charles F. McBride, 203-351-6349
VP, Investor Relations
www.pitneybowes.com